Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273163

EQT EXETER REAL ESTATE INCOME TRUST, INC.
SUPPLEMENT NO. 3 DATED MARCH 25, 2024
TO THE PROSPECTUS DATED AUGUST 1, 2023
This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of EQT Exeter Real Estate Income Trust, Inc. dated August 1, 2023, as supplemented by Supplement No. 1 dated August 31, 2023 and Supplement No. 2 dated November 1, 2023 (together, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meaning as in the Prospectus. References herein to “we”, “us” or “our” refer to EQT Exeter Real Estate Income Trust, Inc. and its consolidated subsidiaries unless the context specifically requires otherwise.
The purposes of this Supplement are:
•to provide an update on the status of our current public offering;
•to disclose our acquisition of an industrial property in Georgetown, Texas and entry into a property management agreement;
•to disclose our entry into a subscription agreement with an affiliate of the Sponsor and its initial investment;
•to update the disclosure in the “Description of Capital Stock” section of the Prospectus;
•to disclose amendments to our advisory agreement;
•to disclose the amendment of our valuation guidelines;
•to disclose amendments to the partnership agreement of the Operating Partnership;
•to disclose the amendment of our share repurchase plan; and
•to disclose the amendment of our distribution reinvestment plan.
Status of Our Current Public Offering
Our public offering was declared effective by the Securities and Exchange Commission on August 1, 2023, and we are currently offering on a continuous basis up to $5.0 billion in shares of our common stock, consisting of up to $4.0 billion in shares in our primary offering and up to $1.0 billion in shares pursuant to our distribution reinvestment plan. The terms of the offering required us to deposit all purchase orders for shares in this offering in an escrow account with UMB Bank, N.A., as escrow agent, until we received purchase orders for at least $25,000,000 of our common stock or units of the Operating Partnership in this offering or in separate private transactions (including purchase orders by our Adviser, our Sponsor, their affiliates and our directors and officers, which purchases orders are not limited in amount) and our board of directors authorized us to break escrow in this offering.
As of March 19, 2024, we satisfied the minimum offering requirement for all jurisdictions other than Pennsylvania and our board of directors authorized us to break escrow in this offering. In connection with breaking escrow, our Operating Partnership issued and sold 6,220,000 Class E units of the Operating Partnership to EQT Exeter Holdings US, Inc. (“EQT Exeter Holdings”), an affiliate of our Sponsor, for an aggregate purchase price of $62,200,000 in a private placement made pursuant to the Sponsor Subscription Agreement described below. No shares were issued or sold in this offering in connection with breaking escrow. We intend to offer and sell shares in the offering on a monthly basis.

Pennsylvania has a higher minimum offering amount that has not yet been met, and until we satisfy the Pennsylvania minimum offering amount, all Pennsylvania purchase orders will be placed in an escrow account, as described in “Plan of Distribution – Special Notice to Pennsylvania Investors” in the Prospectus.
Except with respect to subscriptions from Pennsylvania investors, subscribers should make their checks payable to “EQT Exeter Real Estate Income Trust, Inc.” Until we satisfy the Pennsylvania minimum offering amount, Pennsylvania investors should continue to make their checks payable to “UMB Bank, N.A., as Escrow Agent for EQT Exeter Real Estate Income Trust, Inc.”
Acquisition of Industrial Property and Entry into Property Management Agreement
On March 20, 2024, we, through an indirect subsidiary (the “Buyer”), acquired a 449,642 square foot light manufacturing and distribution warehouse facility on approximately 54.53 acres of land in Georgetown, Texas (the “Georgetown Property”). On December 21, 2023, our Adviser entered into a purchase and sale agreement (as subsequently amended) with Longhorn Junction Owner (TX), LP (the “Seller”), an affiliate of Portman Holdings, to acquire the Georgetown Property. On March 20, 2024, the Adviser assigned the purchase and sale agreement to the Buyer for $1.5 million, which was the amount of the deposit under the purchase and sale agreement. The Seller is not affiliated with us or our Adviser.
The purchase price of the Georgetown Property was approximately $60.9 million, exclusive of closing costs. We funded the acquisition of the Georgetown Property with proceeds from the initial sale of Class E units of the Operating Partnership to EQT Exeter Holdings.
Construction was completed on the Georgetown Property in 2023, and the Georgetown Property is 100% leased to a single tenant, GAF Energy LLC (“GAFE”). GAFE produces solar shingles and other solar-powered roofing solutions. The Georgetown Property will be a distribution and warehouse facility for GAFE’s solar roofing systems.
The GAFE lease has a 10-year term expiring on November 30, 2033, with three five-year extension options. The GAFE lease includes 3% annual rent escalations during the initial term.
The current annualized base rent for the GAFE lease, which represents annualized contractual base rental income as of March 20, 2024, adjusted to straight-line any contractual rent increases or decreases from our acquisition of the Georgetown Property through the balance of the term, is approximately $3.8 million and the current remaining lease term for the tenant is approximately 9.7 years. The current average rental rate over the remaining lease term, which is calculated as the annualized base rent divided by the leased rentable square feet, is $8.47 per square foot. GAFE’s obligations under the lease are guaranteed by its parent, Standard Industries, Inc.
The Georgetown Property commenced rental operations on June 1, 2023. As of March 20, 2024, the annual rental rate was $7.25 per square foot.
We believe that the Georgetown Property is suitable for its intended purpose and is adequately insured. The Georgetown Property will face competition from similarly situated properties in and around its submarket. We do not intend to make significant renovations or improvements. For federal income tax purposes, the cost of the Georgetown Property, excluding the cost attributable to land, will be depreciated on a straight-line basis over 40 years.
Property Management Agreement
In connection with the acquisition of the Georgetown Property, on March 20, 2024, we, through the Buyer, entered into a property management agreement with Exeter Property Group Advisors, LLC (the “Property Manager”), an affiliate of our Adviser (the “Property Management Agreement”). The Property Management Agreement has a term through the end of the calendar year and will be renewed automatically for successive one-year periods unless terminated by either party giving the other party notice not less than thirty (30) days prior to the expiration of the then-current term. Pursuant to the Property Management Agreement, we will pay the Property Manager management fees equal to the lesser of the then-current market rate for services provided and the amount of such fee per the terms of the tenant lease. We will pay the Property Manager leasing commissions based on the then-current market rate;

provided if the tenant is represented by a broker, the aggregate commissions would be no more than the then-current market rate. We will reimburse the Property Manager for all reasonable and actual expenditures.
Sponsor Subscription Agreement
On March 19, 2024, we entered into a subscription agreement (the “Sponsor Subscription Agreement”) with EQT Exeter Holdings to from time to time issue and sell to EQT Exeter Holdings an aggregate of $200,000,000 in Class E shares of our common stock or Class E units of the Operating Partnership, or a combination thereof (the “Sponsor Committed Amount”), provided that EQT Exeter Holdings may invest a smaller amount to the extent the reduction is offset by investments by other affiliates of our Sponsor and their officers and employees. On March 19, 2024, EQT Exeter Holdings purchased 6,220,000 Class E units of the Operating Partnership for an aggregate purchase price of $62,200,000, or $10.00 per unit.
The following disclosure supersedes and replaces the first and second paragraphs under “Prospectus Summary—Q: Has our Sponsor or its affiliates made an investment in our company?” and all other similar disclosure:
Q: Has our Sponsor or its affiliates made an investment in our company?
A:   EQT Exeter Holdings US, Inc. (“EQT Exeter Holdings”), an affiliate of our Sponsor, has committed to purchase $200,000,000 in Class E shares of our common stock or Class E units of the Operating Partnership, or a combination thereof (the “Sponsor Committed Amount”); provided that EQT Exeter Holdings may invest a smaller amount to the extent the reduction is offset by an investment by other affiliates of our Sponsor and their officers and employees. On March 19, 2024, EQT Exeter Holdings purchased 6,220,000 Class E units of the Operating Partnership for an aggregate purchase price of $62,200,000, or $10.00 per unit. With this investment, we exceeded the minimum offering amount for this offering with respect to all jurisdictions except for Pennsylvania, which has a higher minimum offering amount, and our board of directors authorized us to break escrow in this offering. The Class E shares and Class E units are not subject to any upfront selling commissions, dealer manager fees, distribution fees, management fees payable to our Adviser or the performance participation allocation to the Special Limited Partner. See “Description of Capital Stock — Class E Shares,” “Description of Capital Stock — Registration Rights Agreements” and “Summary of Our Operating Partnership Agreement.”
EQT Exeter Holdings and affiliates of our Sponsor and their officers and employees purchasing Class E shares and Class E units in satisfaction of the Sponsor Committed Amount must agree to hold all such shares and units they acquire until the earlier of (i) the first date that the aggregate NAV of our outstanding shares of common stock, along with the Operating Partnership units held by parties other than us, reaches $1.0 billion and (ii) March 19, 2027, which is three years from the date of the initial investment by EQT Exeter Holdings. Following such date, holders of Class E shares and Class E units purchased in connection with the Sponsor Committed Amount may request that we repurchase such Class E shares or Class E units; provided, that (1) we will only process repurchases of such Class E shares or Class E units for cash after all other stockholder repurchase requests have been processed under our share repurchase plan, (2) such repurchases of Class E shares for cash will be subject to the 2% monthly and 5% quarterly limitations on repurchases in our share repurchase plan, and (3) upon a repurchase request, the Operating Partnership will repurchase Class E units for Class E shares or cash (at the holder’s election) unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or the partnership agreement of the Operating Partnership, in which case such Class E units will be repurchased for an amount of Class E shares with an aggregate NAV equivalent to the aggregate NAV of such Class E units; provided further, that repurchases of Class E units for cash will be subject to the 2% monthly and 5% quarterly limitations on repurchases in our share repurchase plan treating all outstanding Operating Partnership units held by persons other than us as having been exchanged for shares as of the respective monthly and quarterly measurement dates for calculation of the 2% monthly and 5% quarterly limitations in our share repurchase plan. For the avoidance of doubt, repurchases of Class E units for Class E shares will not be subject to the requirement that all other stockholder repurchase requests submitted through our share repurchase plan have been processed and will not be subject to the 2% monthly and 5% quarterly limitations on repurchases. Repurchases of Class E shares and Class E units acquired in connection with the Sponsor Committed Amount will not be subject to the Early Repurchase Deduction (defined below).

The following disclosure supersedes and replaces the last paragraph under “Description of Capital Stock — Registration Rights Agreements” and all other similar disclosure:
We have also agreed to enter into similar registration rights agreements with EQT Exeter Holdings and affiliates of our Sponsor and their officers and employees purchasing Class E shares and Class E units in satisfaction of the Sponsor Committed Amount.
Update to Description of Capital Stock
On March 20, 2024, we filed Articles of Amendment (the “Articles of Amendment”) to our charter with the Maryland State Department of Assessments and Taxation (“SDAT”) to increase the number of shares of capital stock that we have the authority to issue to 2,300,000,000 and the number of shares of common stock, par value $0.01 per share, that we have the authority to issue to 2,200,000,000. Immediately following the filing of the Articles of Amendment, we filed with the SDAT Articles Supplementary (the “Articles Supplementary”) to the charter, pursuant to which we classified and designated 50,000,000 authorized but unissued shares of Class A-I common stock and 50,000,000 authorized but unissued shares of Class A-II common stock.
The following disclosure supersedes and replaces the second paragraph in the section of the Prospectus entitled “Description of Capital Stock” and all other similar disclosure:
Under our charter, we have authority to issue a total of 2,300,000,000 shares of capital stock. Of the total shares of stock authorized, 2,200,000,000 shares are classified as common stock with a par value of $0.01 per share, 500,000,000 of which are classified as Class T shares, 500,000,000 of which are classified as Class S shares, 500,000,000 of which are classified as Class D shares, 500,000,000 of which are classified as Class I shares, 100,000,000 of which are classified as Class E shares, 50,000,000 of which are classified as Class A-I shares and 50,000,000 of which are classified as Class A-II shares, and 100,000,000 shares are classified as preferred stock with a par value $0.01 per share, of which 220 shares are classified as Class A shares. In addition, our board of directors may amend our charter from time to time, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.
The following disclosure is added to the section of the Prospectus entitled “Description of Capital Stock—Common Stock”:
Class A-I Shares
No upfront selling commissions, dealer manager fees or distribution fees will be paid with respect to any purchases of Class A-I shares. Class A-I shares are subject to management fees payable to our Adviser and any performance participation allocation to the Special Limited Partner. The management fees and the performance participation allocation accrue on a class-specific basis and are borne by all holders of the applicable class. We expect that the allocation of class-specific accruals will result in different amounts of distributions being paid with respect to certain classes of shares and/or a different NAV per share for certain classes of shares. See “Compensation,” “Net Asset Value Calculation and Valuation Guidelines” and “Description of Capital Stock — Distribution Policy” for more information.
Class A-I shares of our common stock are not available for purchase in this offering. We intend to conduct a private offering of our Class A-I shares to “accredited investors” as defined in Regulation D promulgated under the Securities Act. This private offering will be conducted pursuant to Regulation D promulgated under the Securities Act and other applicable exemptions.
Class A-II Shares
No upfront selling commissions, dealer manager fees or distribution fees will be paid with respect to any purchases of Class A-II shares. Class A-II shares are subject to management fees payable to our Adviser and any performance participation allocation to the Special Limited Partner. The management fees and the performance participation allocation accrue on a class-specific basis and are borne by all holders of the applicable class. We expect that the allocation of class-specific accruals will result in different amounts of distributions being paid with respect to certain classes of shares and/or a different NAV per share for certain classes of shares. See “Compensation,” “Net Asset Value Calculation and Valuation Guidelines” and “Description of Capital Stock — Distribution Policy” for more information.
Class A-II shares of our common stock are not available for purchase in this offering. We intend to conduct a private offering of our Class A-II shares to “accredited investors” as defined in Regulation D promulgated under the Securities Act. This private offering will be conducted pursuant to Regulation D promulgated under the Securities Act and other applicable exemptions.
The following disclosure supersedes and replaces the section of the Prospectus entitled “Description of Capital Stock—Other Terms of Conversion of Common Stock” and all other similar disclosure:
Other Terms of Conversion of Common Stock
If not already converted into Class I shares upon a determination that total upfront selling commissions, dealer manager fees and distribution fees paid with respect to such shares would exceed the applicable Fee Limit, as described above under “— Class T Shares,” “— Class S Shares,” and “— Class D Shares,” each Class T share, Class S share, Class D share, Class E share, Class A-I share and Class A-II share held in a stockholder’s account (including shares in such account purchased through the distribution reinvestment plan or received as stock dividend) will automatically and without any action on the part of the holder thereof convert into a number of Class I shares (including fractional shares) with an equivalent NAV as such share on the earliest of (i) a listing of Class I shares or (ii) our merger or consolidation with or into another entity in which we are not the surviving entity or (iii) the sale or other disposition of all or substantially all of our assets. However, with respect to Class E shares, Class A-I shares and Class A-II shares only, such conversion will not occur if immediately after the occurrence of any such event we are externally advised with different management fee allocations (which may or may not include different performance allocations) for holders of Class I shares on the one hand and holders of Class E shares, Class A-I shares and Class A-II shares on the other hand. Further, immediately before any liquidation, dissolution or winding up, each Class T share, Class S share, Class D share, Class E share, Class A-I share and Class A-II share will automatically convert into a number of Class I shares (including any fractional shares) with an equivalent NAV as such share.
In addition, after termination of a primary offering registered under the Securities Act, each Class T, Class S or Class D share sold in that primary offering, each Class T, Class S or Class D share sold under a distribution reinvestment plan pursuant to the same registration statement that was used for that primary offering, and each Class T, Class S or Class D share received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan, shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares (including fractional shares) with an equivalent NAV as such share, at the end of the month in which we, with the assistance of the Dealer Manager, determine that all underwriting compensation paid or incurred with respect to the offerings covered by that registration statement from all sources, determined pursuant to the rules and guidance of FINRA, would equal or exceed 10% of the aggregate purchase price of all shares sold for our account through that primary offering.
Amended and Restated Advisory Agreement
On March 19, 2024, we entered into an Amended and Restated Advisory Agreement (the “Amended and Restated Advisory Agreement”) by and among the us, the Operating Partnership and the Adviser. The Amended and Restated Advisory Agreement reflects the addition of the Class A-I and Class A-II shares and the different management fees associated with such shares. We will pay the Advisor a management fee of 0.50% of the aggregate NAV represented by our Class A-I shares per annum payable monthly in arrears and a management fee of 0.90% of the aggregate NAV represented by our Class A-II shares per annum payable monthly in arrears.
The Amended and Restated Advisory Agreement also modifies the previous advisory agreement to reflect that the Adviser will advance on our behalf certain of our general and administrative expenses through the earlier of (i) the first date that the aggregate NAV of our outstanding shares of common stock, along with the Operating Partnership units held by parties other than us, reaches $500 million and (ii) March 19, 2025, which is the first anniversary of the date on which we broke escrow in this offering, rather than one year from the commencement of the offering, as stated in the previous Advisory Agreement. The Amended and Restated Advisory Agreement clarifies that such advanced general and administrative expenses will be reimbursed by us in 60 equal monthly installments commencing with the first month following such date.
The Amended and Restated Advisory Agreement amends the organization and offering expenses payable or reimbursable by us to provide that we will pay or reimburse the Adviser or the Dealer Manager for expenses of employees of the Dealer Manager incurred in the performance of wholesaling activities in our offerings, including but not limited to business entertainment expenses, travel, meal and lodging expenses incurred in connection with attending retail seminars sponsored by selected dealers, meetings with selected dealers and potential selected dealers or other conferences in connection with our offerings. The Adviser continues to be responsible for the payment of wholesaling compensation expenses of persons associated with the Dealer Manager without reimbursement from us.
The following disclosure supersedes and replaces the first paragraph in the section of the Prospectus entitled “Management—The Advisory Agreement—Management Fee, Performance Participation and Expense Reimbursements—Management Fee” and all other similar disclosures:
Management Fee. Subject to the limitations described below under “— Adviser Support” and “— Reimbursement by our Adviser,” as compensation for its services provided pursuant to the Advisory Agreement, we pay our Adviser an annual management fee (payable monthly in arrears) of 1.25% of the aggregate NAV represented by the Company’s Class T shares, Class S shares, Class D shares and Class I shares, 0.90% of the aggregate NAV represented by the Company’s Class A-II shares and 0.50% of the aggregate NAV represented by the Company’s Class A-I shares. Additionally, to the extent that our Operating Partnership issues Operating Partnership units to parties other than us, our Operating Partnership will pay our Adviser a management fee equal to 1.25% of the aggregate NAV of the Operating Partnership attributable to such Operating Partnership units not held by us per annum payable monthly in arrears. No management fee will be paid with respect to Class E shares or Class E units of our Operating Partnership. The management fee is allocated on a class-specific basis and borne by all holders of the applicable class. In calculating the management fee, we use the aggregate NAV of the applicable share class and the NAV of the applicable class of Operating Partnership units not held by us before giving effect to monthly accruals for the management fee, the performance participation allocation, distribution fees, or distributions payable on our outstanding shares or Operating Partnership units.
The following disclosure supersedes and replaces the second paragraph in the section of the Prospectus entitled “Management—The Advisory Agreement—Management Fee, Performance Participation and Expense Reimbursements—Expense Reimbursement” and all other similar disclosures:
Subject to the limitations described below under “— Adviser Support,” our Adviser may require us to reimburse it for any organization and offering expenses associated with this offering that it incurs on our behalf (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses, reasonable bona fide due diligence expenses of selected dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our escrow agent and transfer agent, fees to attend retail seminars sponsored by selected dealers and reimbursements to selected dealers for customary travel, lodging, and meals, but excluding upfront selling commissions, dealer manager fees and distribution fees) as and when incurred. Our Adviser currently intends to pay wholesaling compensation expenses of persons associated with the Dealer Manager without reimbursement from us. After the termination of this primary public offering and again after termination of the public offering under our distribution reinvestment plan, our Adviser has agreed to reimburse us to the extent that the organization and offering expenses that we incur exceed 15% of our gross proceeds from the applicable offering.
The following disclosure supersedes and replaces the section of the Prospectus entitled “Management—The Advisory Agreement—Management Fee, Performance Participation and Expense Reimbursements—Adviser Support” and all other similar disclosures:
Adviser Support.   Our Adviser has agreed to the following support measures:
•Our Adviser has agreed to waive its management fee for the first six full calendar months following March 19, 2024, the date on which we broke escrow for this offering. The longer an investor holds shares of our common stock during this period the longer such investor will receive the benefit of this management fee waiver period;
•Our Adviser has agreed to advance all of our organization and offering expenses on our behalf (including legal, accounting, printing, mailing and filing fees and expenses, due diligence expenses of selected dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our escrow agent and transfer agent, fees to attend retail seminars sponsored by selected dealers and reimbursements to selected dealers for customary travel, lodging, and meals, but excluding upfront selling commissions, dealer manager fees and the distribution fees) through March 19, 2025, which is the first anniversary of the date on which we broke escrow for this offering. We will reimburse our Adviser for all such advanced expenses ratably over the 60 months following March 19, 2025. Wholesaling compensation expenses of persons associated with the Dealer Manager will be paid by our Adviser without reimbursement from us. After March 19, 2025, we will reimburse our Adviser for any organization and offering expenses that it incurs on our behalf as and when incurred other than the wholesaling compensation expenses described above under “— Expense Reimbursement.”
•Our Adviser will advance on our behalf certain of our general and administrative expenses through the earlier of (i) the first date that the aggregate NAV of our outstanding shares of common stock, along with the Operating Partnership units held by parties other than us, reaches $500 million and (ii) March 19, 2025, which is the first anniversary of the date on which we broke escrow for this offering, at which point we will reimburse our Adviser for all such advanced expenses ratably over the 60 months following such date.
Valuation Guidelines Amendment
Our board of directors amended our valuation guidelines to specify the first calculation of our NAV after breaking escrow, to clarify that unvested restricted Class E shares are excluded from the NAV calculation and to reflect the addition of Class A-I shares and Class A-II shares.
The following disclosure supersedes and replaces the first and second paragraphs in the section of the Prospectus entitled “Net Asset Value Calculation and Valuation Guidelines” and all other similar disclosure:
After the conclusion of the calendar month during which we break escrow in this offering, the NAV for each class of shares will be based on the net asset values of our investments (including real estate related securities), the addition of any other assets (such as cash on hand), and the deduction of any liabilities, including class-specific accruals, in all cases as described below.
The following disclosure supersedes and replaces the third paragraph in the section of the Prospectus entitled “Net Asset Value Calculation and Valuation Guidelines—NAV and NAV Per Share Calculation” and all other similar disclosure:
Following the allocation of the changes in our Aggregate Fund NAV as described above, the NAV for each class of common stock and Operating Partnership unit held by parties other than us is adjusted for class-specific accruals for distributions, ongoing distribution fees, management fees payable to our Adviser, and any performance participation allocation to the Special Limited Partner to determine the monthly NAV for each class. These accruals are allocated on a class-specific basis and borne by all holders of the applicable class. These class-specific accruals may differ for each class, even when the NAV per share of each class is the same. We normally expect that the accrual of ongoing distribution fees on a class-specific basis will result in different amounts of distributions being paid with respect to certain classes of shares. In other words, the per share amount of distributions on Class T, Class S and Class D shares generally differs from other classes of shares because of class-specific distribution fees that are deducted from the gross distributions of Class T, Class S and Class D shares. Specifically, we expect distributions on Class T and Class S shares will be lower than Class D shares and distributions on Class D shares will be lower than Class A-I, Class A-II, Class I, and Class E shares. However, if no distributions are authorized for a certain period, or if they are authorized in an amount less than the class-specific accruals of distribution fees with respect to such period, then pursuant to our valuation guidelines, the class-specific accruals of distribution fees may lower the NAV per share of a share class. With respect to class-specific accruals of the management fee, we expect these accruals to cause the distributions and/or the NAV per share of Class A-I, Class A-II and Class E shares to be higher than those of other share classes. With respect to class-specific accruals of the performance participation allocation, we expect these accruals to cause the distributions and/or the NAV per share of Class E shares to be higher than those of other share classes. When the NAV per share of our classes are different, then changes to our assets and liabilities that are allocable based on NAV will also be different for each class. See “Net Asset Value Calculation and Valuation Guidelines” and “Description of Capital Stock—Distribution Policy.” Because the purchase price of shares in the primary offering is equal to the transaction price, which generally equals the most recently disclosed monthly NAV per share, plus the upfront selling commissions and dealer manager fees, which are effectively paid by purchasers of shares at the time of purchase, the upfront selling commissions and dealer manager fees have no effect on the NAV of any class. At the close of business of each record date for any declared distribution, our NAV for each class will be reduced to reflect the accrual of our liability to pay any distribution to our stockholders of record of such class.
The following disclosure supersedes and replaces the fourth paragraph in the section of the Prospectus entitled “Net Asset Value Calculation and Valuation Guidelines—NAV and NAV Per Share Calculation” and all other similar disclosure:
The NAV per share for each class is calculated by dividing such class’s NAV at the end of each month by the number of shares outstanding for that class at the end of such month. Restricted Class E shares that remain unvested at the end of the month are excluded from the NAV per share calculation.
Second Amended and Restated Limited Partnership Agreement
On March 19, 2024, with the approval of our board of directors, including all of our independent directors, we entered into a Second Amended and Restated Limited Partnership Agreement of the Operating Partnership.
The following disclosure supersedes and replaces the first paragraph in the section of the Prospectus entitled “Summary of our Operating Partnership Agreement” and all other similar disclosure:
We have summarized the material terms and provisions of the Second Amended and Restated Limited Partnership Agreement of EQT Exeter REIT Operating Partnership LP, which we refer to as the “partnership agreement.”
The following disclosure supersedes and replaces the third paragraph in the section of the Prospectus entitled “Summary of our Operating Partnership Agreement—Management of Our Operating Partnership” and all other similar disclosure:
We are and expect to continue to be the sole general partner of the Operating Partnership. As of March 19, 2024, the only limited partners of the Operating Partnership are us, EQRT Special Limited Partner LLC, the special limited partner of the Operating Partnership and an affiliate of EQT Exeter, and EQT Exeter Holdings, an affiliate of our Sponsor.
The following disclosure supersedes and replaces the last paragraph in the section of the Prospectus entitled “Summary of our Operating Partnership Agreement—Limited Partnership Units Generally” and all other similar disclosure:
Partnership interests in the Operating Partnership, other than the special limited partner interest and general partner interest, are currently divided into the following classes of units: Class T units; Class S units; Class D units; Class I units; Class E units; Class A-I units; Class A-II units and Class A preferred units.

The following disclosure supersedes and replaces the section of the Prospectus entitled “Summary of our Operating Partnership Agreement—Class T Units, Class S Units, Class D Units, Class I Units and Class E Units” and all other similar disclosure:
Class T Units, Class S Units, Class D Units, Class I Units, Class E Units, Class A-I Units and Class A-II Units
In general, the Class T units, Class S units, Class D units, Class I units, Class E units, Class A-I units and Class A-II units are intended to correspond on a one-for-one basis with our Class T shares, Class S shares, Class D shares, Class I shares, Class E shares, Class A-I shares and Class A-II shares. When we receive proceeds from the sale of shares of our common stock, we will contribute such proceeds to the Operating Partnership and receive Operating Partnership units that correspond to the classes of our shares sold.
In general, each Class T unit, Class S unit, Class D unit, Class I unit, Class E unit, Class A-I unit and Class A-II unit will share in distributions from the Operating Partnership when such distributions are declared by us, the general partner, which decision will be made in our sole discretion. Distributions made with respect to Operating Partnership units, and the NAV per unit, may differ among classes of units as a result of class-specific accruals for ongoing distribution fees, management fees and the performance participation allocation, just as they do with respect to our classes of common stock. Upon the Operating Partnership’s liquidation, Class T units, Class S units, Class D units, Class E units, Class A-I units and Class A-II units will automatically convert to Class I units, in each case in proportion to the NAV per unit of each class, and the resulting Class I units will share on a unit-by-unit basis in the assets of the Operating Partnership that are available for distribution, after payment of all liabilities, establishment of reserves and after payment of any preferred return owed to holders of any limited partnership preferred units and payment of the portion distributable to the holder of the special limited partner interest. In addition, a portion of the items of income, gain, loss and deduction of the Operating Partnership for U.S. federal income tax purposes will be allocated to each limited partnership unit, regardless of whether any distributions are made by the Operating Partnership.
For each Class T unit, Class S unit, Class D unit, Class I unit, Class E unit, Class A-I unit or Class A-II unit investors generally will be required to contribute money or property, with a net equity value determined by the general partner. Holders of Operating Partnership units will not be obligated to make additional capital contributions to the Operating Partnership. Further, these holders will not have the right to make additional capital contributions to the Operating Partnership or to purchase additional Operating Partnership units without our consent as general partner.
Our Adviser may elect to receive its management fee in cash, Class E shares or Class E units, and distributions on the Special Limited Partner’s performance participation allocation may be distributable in cash or Class E units at the election of the Special Limited Partner. See “Management—The Advisory Agreement—Management Fee, Performance Participation and Expense Reimbursements” above and “—Special Limited Partner Interest” below.
For holders other than us and except as otherwise described in this prospectus, after owning an Operating Partnership unit for one year, Operating Partnership unitholders generally may, subject to certain restrictions, exchange Operating Partnership units for a corresponding number of shares of our common stock or for cash. Subject to the lock-up agreements EQT Exeter Holdings and affiliates of our Sponsor and their officers and employees must enter for the units purchased in connection with the Sponsor Committed Amount (described in this prospectus), holders of Class E units purchased in connection with the Sponsor Committed Amount may request that we repurchase such Class E units; provided, that (1) we will only process repurchases of such Class E units for cash after all other stockholder repurchase requests have been processed under our share repurchase plan, and (2) upon a repurchase request, the Operating Partnership will repurchase Class E units for Class E shares or cash (at the holder’s election) unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or the partnership agreement of the Operating Partnership, in which case such Class E units will be repurchased for an amount of Class E shares with an aggregate NAV equivalent to the aggregate NAV of such Class E units; provided further, that repurchases of Class E units for cash will be subject to the 2% monthly and 5% quarterly limitations on repurchases in our share repurchase plan treating all outstanding Operating Partnership units held by persons other than us as having been exchanged for shares as of the respective monthly and quarterly measurement dates for calculation of the 2% monthly and 5% quarterly limitations in our share repurchase plan. For the avoidance of doubt, repurchases of Class E units for Class E shares will not be subject to the requirement that all other stockholder repurchase requests submitted through our share repurchase plan have been processed and will not be subject to the 2% monthly and 5% quarterly limitations on repurchases. Repurchases of Class E units acquired in connection with the Sponsor Committed Amount will not be subject to the Early Repurchase Deduction (defined below). With respect to any Class E units issued to our Adviser in lieu of management fees, any holder of such Class E units may request that we repurchase such Class E units and upon a repurchase request, the Operating Partnership will repurchase any such Class E units for Class E shares or cash (at the holder’s election) unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or the partnership agreement of the Operating Partnership, in which case such Class E units will be repurchased for an amount of Class E shares with an aggregate NAV equivalent to the aggregate NAV of such Class E units. For information regarding the repurchase of Class E units issued in connection with the performance participation interest in the Operating Partnership, see below “—Special Limited Partner Interest.”
Our Adviser, the Special Limited Partner and EQT Exeter Holdings will have registration rights with respect to shares of our common stock. See “Description of Capital Stock — Registration Rights Agreements.”
The following disclosure supersedes and replaces the section of the Prospectus entitled “Summary of our Operating Partnership Agreement—Special Limited Partner Interest” and all other similar disclosure:
Special Limited Partner Interest
So long as the Advisory Agreement has not been terminated (including by means of non-renewal), the Special Limited Partner holds a performance participation interest in the Operating Partnership that entitles it to receive an allocation from our Operating Partnership equal to 12.5% of the Total Return, subject to a 5% Hurdle Amount and a High-Water Mark, with a Catch-Up (each term as defined below). Such allocation will be made annually and accrue monthly. The performance participation allocation will accrue on a class-specific basis. Because the portion of the Total Return attributable to Class E units of the Operating Partnership will be excluded from all performance participation calculations, no portion of the allocation will accrue to Class E units of the Operating Partnership.
Specifically, the Special Limited Partner will be allocated a performance participation in an amount equal to:
•First, if the Total Return for the applicable period exceeds the sum of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such annual Excess Profits until the total amount allocated to the Special Limited Partner equals 12.5% of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the Special Limited Partner pursuant to this clause (this is commonly referred to as a “Catch-Up”); and
•Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.
“Total Return” for any period since the end of the prior calendar year shall equal the sum of:
(i)      all distributions accrued or paid (without duplication) on the Class T units, Class S units, Class D units, Class I units, Class A-I units and Class A-II units of the Operating Partnership (collectively referred to as, the “Performance Participation OP Units”) outstanding at the end of such period since the beginning of the then-current calendar year plus
(ii)     the change in aggregate NAV of the Performance Participation OP Units since the beginning of the year, before giving effect to (x) changes resulting solely from the proceeds of issuances of Performance Participation OP Units, (y) any allocation/accrual to the performance participation interest related to the Performance Participation OP Units and (z) applicable distribution fee expenses related to the Performance Participation OP Units (including any payments made to us for payment of such expenses).
For the avoidance of doubt, the calculation of Total Return will (i) include any appreciation or depreciation in the NAV of the Performance Participation OP Units issued during the then-current calendar year but (ii) exclude the proceeds from the initial issuance of such Performance Participation OP Units.

“Hurdle Amount” for any period during a calendar year means that amount that results in a 5% annualized internal rate of return on the NAV of the Performance Participation OP Units outstanding at the beginning of the then-current calendar year and all Performance Participation OP Units issued since the beginning of the then-current calendar year, taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such Performance Participation OP Units and all issuances of Performance Participation OP Units over the period and calculated in accordance with recognized industry practices. The ending NAV of the Performance Participation OP Units used in calculating the internal rate of return will be calculated before giving effect to any allocation/accrual to the performance participation interest related to the Performance Participation OP Units and applicable distribution fee expenses related to the Performance Participation OP Units. For the avoidance of doubt, the calculation of the Hurdle Amount for any period will exclude any Performance Participation OP Units repurchased during such period, which units will be subject to the performance participation allocation upon repurchase as described below.
Except as described in “Loss Carryforward Amount” below, any amount by which the Total Return falls below the Hurdle Amount will not be carried forward to subsequent periods.
“Loss Carryforward Amount” shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return, provided that the Loss Carryforward Amount shall at no time be less than zero and provided further that the calculation of the Loss Carryforward Amount will exclude the Total Return related to any Performance Participation OP Units repurchased during such year, which units will be subject to the performance participation allocation upon repurchase as described below. The effect of the Loss Carryforward Amount is that the recoupment of past annual Total Return losses will offset the positive annual Total Return for purposes of the calculation of the Special Limited Partner’s performance participation. This is referred to as a “High-Water Mark.”
The Special Limited Partner will also be allocated a performance participation with respect to all Performance Participation OP Units that are repurchased at the end of any month (in connection with repurchases of our shares in our share repurchase plan) in an amount calculated as described above with the relevant period being the portion of the year for which such unit was outstanding, and proceeds for any such unit repurchase will be reduced by the amount of any such performance participation.
Distributions on the performance participation interest may be distributable in cash or Class E units at the election of the Special Limited Partner. If the Special Limited Partner elects to receive such distributions in Class E units, holders of Class E units issued in connection with distributions on the performance participation interest may request the Operating Partnership to repurchase such Class E units at a later date. Holders of Class E units issued in connection with distributions on the performance participation interest may request the Operating Partnership repurchase such Class E units for Class E shares or cash (at the holder’s election) unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or the partnership agreement of the Operating Partnership, in which case such Class E units will be repurchased for an amount of Class E shares with an aggregate NAV equivalent to the aggregate net asset value of such Class E units; provided further, that repurchases of Class E units for cash will be subject to the 2% monthly and 5% quarterly limitations on repurchases of our share repurchase plan treating all outstanding Operating Partnership units held by persons other than us as having been exchanged for shares of our common stock as of the respective monthly and quarterly measurement dates for calculation of the 2% monthly and 5% quarterly limitations under our share repurchase plan. Further, if we determine to repurchase fewer shares under our share repurchase plan than have been requested in any particular month, or none at all, then corresponding limitations (including pro rations) will apply to the repurchase of Class E units issued in connection with distributions on the performance participation interest. In addition, any repurchases of Class E units in respect of distributions on the performance participation interest will not be subject to the Early Repurchase Deduction and such repurchases of Class E units for shares of our Class E common stock will not be subject to the limitations above.
The NAV of the Operating Partnership calculated on the last trading day of a calendar year shall be the amount against which changes in NAV is measured during the subsequent calendar year. In our first calendar year of operations, the performance participation will be prorated for the portion of the calendar year.

The measurement of the foregoing net assets change is also subject to adjustment by our board of directors to account for any unit dividend, unit split, recapitalization or any other similar change in the Operating Partnership’s capital structure or any distributions made after the commencement of this offering that the board of directors deems to be a return of capital (if such changes are not already reflected in the Operating Partnership’s net assets).
The Special Limited Partner will not be obligated to return any portion of performance participation paid based on our subsequent performance.
Changes in our Operating Partnership’s NAV per unit of each class will generally correspond to changes in our NAV per share of the corresponding class of our common stock. Distributions with respect to the performance participation interest are calculated from the Operating Partnership’s Total Return over a calendar year. As a result, the Special Limited Partner may be entitled to receive compensation under the performance participation for a given year even if some of our stockholders who purchased shares during such year experienced a decline in NAV per share. Similarly, stockholders whose shares are repurchased during a given year may have their shares repurchased at a lower NAV per share as a result of an accrual for the estimated performance participation at such time, even if no performance participation allocation for such year is ultimately payable to the Special Limited Partner at the end of such calendar year.
In the event the Advisory Agreement is terminated, the Special Limited Partner will be allocated any accrued performance participation with respect to all Operating Partnership units as of the date of such termination.
The following disclosure supersedes and replaces the section of the Prospectus entitled “Summary of our Operating Partnership Agreement—Class A Preferred Units” and all other similar disclosure:
Class A Preferred Units
The Operating Partnership has designated 220 Class A preferred units. The Class A preferred units rank senior to the Class T units, Class S units, Class D units, Class I units, Class E units, Class A-I units, Class A-II units and the special limited partner interest with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Operating Partnership. All Class A preferred units must be owned and held at all times solely by us and correspond to the number of issued and outstanding shares of our Class A preferred stock. Each Class A preferred unit is substantially the economic equivalent of one share of Class A preferred stock. See “Description of Capital Stock—Preferred Stock.”
The following disclosure supersedes and replaces the second paragraph in the section of the Prospectus entitled “Description of Capital Stock—Registration Rights Agreements” and all other similar disclosure:
Similarly, our Operating Partnership’s partnership agreement provides that with respect to any Class E shares of our common stock that were issued (or are issuable) upon exchange of Class E units issued in connection with the performance participation interest, within six months after a listing of the shares on a national securities exchange, we will enter into a registration rights agreement with the Special Limited Partner for these shares, with terms mutually agreeable to us and the Special Limited Partner.
Share Repurchase Plan Amendment
Our board of directors approved and adopted an amendment to our share repurchase plan to clarify repurchases of Class E shares and Class E units purchased in connection with the Sponsor Committed Amount and issued in connection with distributions on the performance participation interest and to reflect the addition of Class A-I and Class A-II shares.
The following disclosure supersedes and replaces the first paragraph in the section of the Prospectus entitled “Share Repurchases—Repurchase Limitations” and all other similar disclosure:
We may repurchase fewer shares than have been requested in any particular month to be repurchased under our share repurchase plan, or none at all, in our discretion at any time. In addition, the aggregate NAV of total repurchases of Class T, Class S, Class D, Class I, Class E, Class A-I and Class A-II shares (including repurchases at certain non-U.S. investor access funds primarily created to hold shares of our common stock, if any, but excluding any Early Repurchase Deduction applicable to the repurchased shares) will be limited to no more than 2% of our aggregate NAV per month (measured using the aggregate NAV attributable to stockholders as of the end of the immediately preceding month) and no more than 5% of our aggregate NAV per calendar quarter (measured using the average aggregate NAV attributable to stockholders as of the end of the immediately preceding three months).
The following disclosure supersedes and replaces the fifth paragraph in the section of the Prospectus entitled “Share Repurchases—Repurchase Limitations” and all other similar disclosure:
EQT Exeter Holdings and affiliates of our Sponsor and their officers and employees purchasing Class E shares and Class E units in satisfaction of the Sponsor Committed Amount must agree to hold all such shares and units they acquire until the earlier of (i) the first date that the aggregate NAV of our outstanding shares of common stock, along with the Operating Partnership units held by parties other than us, reaches $1.0 billion and (ii) March 19, 2027, which is three years from the date of the initial investment by EQT Exeter Holdings. Following such date, holders of Class E shares and Class E units purchased in connection with the Sponsor Committed Amount may request that we repurchase such Class E shares or Class E units; provided, that (1) we will only process repurchases of such Class E shares or Class E units for cash after all other stockholder repurchase requests have been processed, (2) such repurchases of Class E shares for cash will be subject to the 2% monthly and 5% quarterly limitations on repurchases and (3) upon a repurchase request, the Operating Partnership will repurchase Class E units for Class E shares or cash (at the holder’s election) unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or the partnership agreement of the Operating Partnership, in which case such Class E units will be repurchased for an amount of Class E shares with an aggregate NAV equivalent to the aggregate NAV of such Class E units; provided further, that repurchases of Class E units for cash will be subject to the 2% monthly and 5% quarterly limitations on repurchases in our share repurchase plan treating all outstanding Operating Partnership units held by persons other than us as having been exchanged for shares as of the respective monthly and quarterly measurement dates for calculation of the 2% monthly and 5% quarterly limitations in our share repurchase plan. For the avoidance of doubt, repurchases of Class E units for Class E shares will not be subject to the requirement that all other stockholder repurchase requests submitted through our share repurchase plan have been processed and will not be subject to the 2% monthly and 5% quarterly limitations on repurchases. Repurchases of Class E shares and Class E units acquired in connection with the Sponsor Committed Amount will not be subject to the Early Repurchase Deduction.
Shares held by our Adviser acquired as payment of our Adviser’s management fee will not be subject to our share repurchase plan, including with respect to any repurchase limits or the Early Repurchase Deduction, and will not be included in the calculation of our aggregate NAV for purposes of the 2% monthly or 5% quarterly limitations on repurchases. Notwithstanding the foregoing, we have adopted a policy that requires the affiliated-transactions committee to approve any repurchase request of the Adviser for Class E shares received as payment for the management fee that, when combined with any stockholder repurchase requests submitted through our share repurchase plan, would cause us to exceed the 2% monthly or 5% quarterly repurchase limitations of our share repurchase plan. Such approval must find that the repurchase will not impair our capital or operations and is consistent with the fiduciary duties of our independent directors.
In addition, holders of Class E units issued in connection with distributions on the performance participation interest may request the Operating Partnership repurchase such Class E units for Class E shares or cash (at the holder’s election) unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or the partnership agreement of the Operating Partnership, in which case such Class E units will be repurchased for an amount of Class E shares with an aggregate NAV equivalent to the aggregate NAV of such Class E units; provided further, that repurchases of Class E units for cash will be subject to the 2% monthly and 5% quarterly limitations on repurchases in our share repurchase plan treating all outstanding Operating Partnership units held by persons other than us as having been exchanged for our shares as of the respective monthly and quarterly measurement dates for calculation of the 2% monthly and 5% quarterly limitations under the share repurchase plan. In addition, any repurchases of Class E units in respect of distributions on the performance participation interest will not be subject to the Early Repurchase Deduction.

The following disclosure supersedes and replaces the fourth paragraph in the section of the Prospectus entitled “Share Repurchases—Early Repurchase Deduction” and all other similar disclosure:
The Early Repurchase Deduction also will not apply to repurchases of Class E shares and Class E units purchased in satisfaction of the Sponsor Committed Amount, shares held by our Adviser acquired as payment of our Adviser’s management fee and any repurchases in respect of distributions on the performance participation interest. See “—Repurchase Limitations” above.
Distribution Reinvestment Plan Amendment
In connection with the designation of the Class A-I shares and Class A-II shares, our board of directors approved the amended and restated distribution reinvestment plan to reflect the addition of Class A-I shares and Class A-II shares.
The Distribution Reinvestment Plan included as Appendix A in the Prospectus is superseded and replaced with the Amended and Restated Distribution Reinvestment Plan attached as Appendix A to this Supplement.

APPENDIX A: AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN
This Amended and Restated Distribution Reinvestment Plan (this “Plan”) has been adopted by EQT Exeter Real Estate Income Trust, Inc. (the “Company”) pursuant to its Articles of Amendment and Restatement (as amended, restated or otherwise modified from time to time, the “Charter”). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.
1. Distribution Reinvestment. As agent for the stockholders (the “Stockholders”) of the Company who elect to participate in this Plan or who are automatically enrolled pursuant to the terms of a subscription for shares of the Company’s common stock (the “Shares”) pursuant to (i) the Company’s initial public offering or any future public offering with respect to the Company’s Class T, Class S, Class D and Class I Shares (a “Public Offering”) or (ii) a separate private transaction pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Company’s Class A-I, Class A-II and Class E Shares, the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each participating Stockholder (the “Participants”) and attributable to the class of Shares purchased by such Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under this Plan, to the purchase of additional Shares of the same class for such Participant.
2. Effective Date. The effective date of this Plan shall be the date that the minimum offering requirements are met in connection with the Company’s initial public offering and the escrowed subscription proceeds are released to the Company.
3. Procedure for Participation. Any Stockholder may elect to become a Participant by completing and executing a subscription agreement for Shares (which may provide for automatic enrollment unless such Stockholder opts out), an enrollment form or any appropriate authorization form as may be available from the Company, the Company’s transfer agent, the Dealer Manager or any selected dealer participating in the distribution of Shares. Participation in this Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription agreement, enrollment form or authorization form. Shares will be purchased under this Plan on the date that Distributions are paid by the Company.
4. Suitability. Each Participant acquiring Class T, Class S, Class D or Class I Shares in a Public Offering agrees that if such Participant fails to meet the then-current suitability requirements for making an investment in the Company in a Public Offering or cannot make the other representations or warranties as set forth in the Company’s most recent applicable prospectus or subscription agreement, enrollment form or other authorization form for a Public Offering, such Participant will promptly so notify the Company in writing. Each Participant acquiring Class A-I, Class A-II or Class E Shares in a private transaction agrees that if such Participant fails to meet the definition of “accredited investor” as defined in Regulation D under the Securities Act, such Participant will promptly so notify the Company in writing. The participation of a holder of Class A-I or Class A-II Shares in the Plan will also be terminated if such holder’s status as an accredited investor has not been verified within the prior five years.
5. Purchase of Shares.
(i) Participants will acquire Shares under this Plan from the Company at a price equal to the mostly recently disclosed transaction price for such Shares at the time of the record date for the Distribution (the “Transaction Price”). Shares will generally be sold at the prior month’s net asset value (“NAV”) per Share applicable to the class of Shares being purchased by the Participant (which will be the Company’s most recently disclosed NAV per Share at such time). Although the Transaction Price for Shares will generally be based on the prior month’s NAV per Share, the NAV per Share of such stock as of the date on which a Participant’s purchase is settled may be significantly different. In addition, the Company may offer Shares at a price that it believes reflects the NAV per Share of such stock more appropriately than the most recently disclosed monthly NAV per Share (including by updating a previously disclosed Transaction Price). No upfront selling commissions or dealer manager fees will be payable with respect to Shares purchased pursuant to this Plan, but Class T, Class S and Class D Shares will be subject to ongoing distribution fees. Participants in this Plan may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Shares under this Plan and such Participant’s participation in this Plan will be terminated to the extent that a reinvestment of such

Participant’s Distributions in Shares would cause the percentage ownership or other limitations contained in the Charter to be violated.
(ii) Class T, Class S, Class D and Class I Shares to be distributed by the Company in connection with this Plan will be supplied from Shares that are or will be registered with the Securities and Exchange Commission (the “SEC”) in a Public Offering. Class A-I, Class A-II and Class E Shares to be distributed by the Company in connection with this Plan will be issued in private transactions pursuant to an exemption from registration under the Securities Act. Class A-I, Class A-II and Class E Shares will be subject to certain transfer restrictions. In particular, Class A-I, Class A-II and Class E Shares purchased through the Plan have not been registered under the Securities Act, the securities laws of any U.S. state or the securities laws of any other jurisdiction and instead are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and state and other securities laws. Therefore, any Class A-I, Class A-II or Class E Shares acquired through the Plan may be sold or transferred only to “accredited investors,” as defined by Rule 501(a) of Regulation D promulgated under the Securities Act and cannot be sold unless they are subsequently registered under the Securities Act and other applicable securities laws, or an exemption from registration is available.
6. Distributions Excluded from Plan. Notwithstanding anything herein to the contrary, the Company’s Board of Directors, in its sole discretion, may elect to designate certain Distributions as ineligible for reinvestment through this Plan, without notice to Participants, without suspending this Plan and without affecting the future operation of this Plan with respect to Participants.
7. Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE IN RESPECT OF THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SEC.
8. Share Certificates. The ownership of the Shares purchased through this Plan will be in book-entry form unless and until the Company issues certificates for its outstanding Shares.
9. Reports. On a quarterly basis, the Company shall provide each Participant a statement of account describing, as to such Participant: (i) the Distributions reinvested during the quarter; (ii) the number and class of Shares purchased pursuant to this Plan during the quarter; (iii) the per Share purchase price for such Shares; and (iv) the total number of Shares purchased on behalf of the Participant under this Plan. On an annual basis, tax information with respect to income earned on Shares under this Plan for the calendar year will be provided to each applicable participant.
10. Termination by Participant. A Participant may terminate participation in this Plan at any time, without penalty, by delivering 10 business days’ prior written notice to the Company. This notice must be received by the Company 10 business days prior to a Distribution payment date in order for a Participant’s termination to be effective for such Distribution payment date. Any transfer of Shares by a Participant to a non-Participant will terminate participation in this Plan with respect to the transferred Shares. If a Participant requests that the Company repurchase all or any portion of the Participant’s Shares, the Participant’s participation in this Plan with respect to the Participant’s Shares for which repurchase was requested but that were not repurchased will be terminated. If a Participant terminates Plan participation, the Company may, at its option, ensure that the terminating Participant’s account will reflect the whole number of Shares in such Participant’s account and provide a check for the cash value of any fractional Share in such account. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Stockholder in cash.
11. Amendment, Suspension or Termination by the Company. The Board of Directors may by majority vote amend any aspect of this Plan, provided that this Plan cannot be amended to eliminate a Participant’s right to terminate participation in this Plan and that notice of any material amendment must be provided to Participants at least 10 business days prior to the effective date of that amendment. The Board of Directors may by majority vote suspend or terminate this Plan for any reason upon notice to the Participants. Any notice required by this Section 11 may be satisfied by the Company disclosing to stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or current or periodic report filed by the Company with the SEC.

12. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.